Exhibit 10.7

RESTRICTED STOCK UNIT AWARD AGREEMENT

FOR COMPANY EMPLOYEES

UNDER THE HARBORONE BANCORP, INC.

2020 EQUITY INCENTIVE PLAN

Name of Grantee:

No. of Restricted Stock Units:

Grant Date:

Pursuant to the HarborOne Bancorp, Inc. 2020 Equity Incentive Plan as amended through the date hereof (the “Plan”), HarborOne Bancorp, Inc. (the “Company”) hereby grants an award of the number of Restricted Stock Units listed above (an “Award”) to the Grantee named above. Each Restricted Stock Unit shall relate to one share of Common Stock, par value $0.01 per share (the “Stock”) of the Company.

1.          Restrictions on Transfer of Award. This Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee, and any shares of Stock issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until (i) the Restricted Stock Units have vested as provided in Paragraph 2 of this Agreement and (ii) shares of Stock have been issued to the Grantee in accordance with the terms of the Plan and this Agreement.

2.          Vesting of Restricted Stock Units. The restrictions and conditions of Paragraph 1 of this Agreement shall lapse on the Vesting Date or Dates specified in the following schedule so long as the Grantee remains an employee of the Company or a Subsidiary on such Dates. If a series of Vesting Dates is specified, then the restrictions and conditions in Paragraph 1 shall lapse only with respect to the number of Restricted Stock Units specified as vested on such date.

Incremental Number of
Restricted Stock Units Vested	Vesting Date

___________ (___%)	____________

The Administrator may at any time accelerate the vesting schedule specified in this Paragraph 2.

3.          Termination of Employment. If the Grantee’s employment with the Company and its Subsidiaries terminates for any reason (other than death or Disability) prior to the satisfaction of the vesting conditions set forth in Paragraph 2 above, any Restricted Stock Units that have not vested as of such date shall automatically and without notice terminate and be forfeited, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested Restricted Stock Units. Notwithstanding the foregoing, if the Grantee’s employment with the Company and its Subsidiaries is terminated by reason of (i) the Grantee’s death or (ii) the Grantee’s Disability, any Restricted Stock Units that have not vested at the time of such termination shall accelerate and vest in full (and such date shall be deemed a “Vesting Date” for purposes of Paragraph 4 below).

4.          Issuance of Shares of Stock. As soon as practicable following each Vesting Date (but in no event later than two and one-half months after the end of the year in which the Vesting Date occurs), the Company shall issue to the Grantee (or his or her estate, if applicable) the number of shares of Stock equal to the aggregate number of Restricted Stock Units that have vested pursuant to Paragraph 2 of this Agreement on such date and the Grantee shall thereafter have all the rights of a shareholder of the Company with respect to such shares.

5.          Incorporation of Plan. Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

6.          Tax Withholding. The Grantee shall, not later than the date as of which the receipt of this Award becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event. The Company shall have the authority to cause the required tax withholding obligation to be satisfied, in whole or in part, by withholding from shares of Stock to be issued to the Grantee a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due; provided, however, that the amount withheld does not exceed the maximum statutory rate or such lesser amount as is necessary to avoid liability accounting treatment. The Company shall also have the authority to cause the required tax withholding obligation to be satisfied, in whole or in part, by an arrangement whereby a certain number of shares of Stock issued to the Grantee are immediately sold and proceeds from such sale are remitted to the Company in an amount that would satisfy the withholding amount due.

7.          Section 409A of the Code. This Agreement shall be interpreted in such a manner that all provisions relating to the settlement of the Award are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code.

8.          No Obligation to Continue Employment. Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Grantee in employment and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the employment of the Grantee at any time.

9.          Integration. This Agreement constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.

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10.        Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Grantee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Grantee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Grantee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.

11.        Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

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HARBORONE BANCORP, INC.

By:
Title:

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned. Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Grantee (including through an online acceptance process) is acceptable.

Dated:
Grantee’s Signature

Grantee’s name and address:

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